UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 3, 2014

      AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
 (Exact name of registrant as specified in its charter)

State of Minnesota	000-23778	41-1729121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
 (Address of Principal Executive Offices)

(651) 227-7333
 (Registrant's telephone number, including area code)

___________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 3, 2014, the Partnership purchased a Fresenius Medical Center in Green, Ohio for $2,360,000 from Professional Center Associates, Limited Partnership, an unrelated third party.  The property is leased to Bio-Medical Applications of Ohio, Inc. under a Lease Agreement with a remaining primary term of 10.2 years.  The Lease may be renewed by the tenant for up to three consecutive terms of five years each.  The Lease requires an initial annual rent of $163,184, which will increase annually by approximately 1.25%.  The Lease is a net lease under which the tenant is responsible for real estate taxes, insurance, maintenance, repairs and operating expenses of the property.  The only exceptions are the Partnership is responsible for general liability insurance premiums and for repairs to the structural components of the building and roof, as well as replacement or other capital repairs of the parking lot.  In addition, the Partnership is responsible for repairs to the heating and air conditioning systems in excess of $1,500.

The Partnership purchased the property with cash received from the sale of property.  The store was constructed in 2012 and is a 10,528 square foot building situated on approximately 1.0 acre of land.  The freestanding medical center is located at 1565 Corporate Woods Parkway, Green, Ohio.

Bio-Medical Applications of Ohio, Inc. is a wholly owned subsidiary of Fresenius Medical Care Holdings, Inc. (“FMCH”), which has guaranteed the lease.  FMCH is the world’s leading service provider for individuals undergoing dialysis, operating more than 2,100 dialysis facilities in North America serving hundreds of thousands of patients. FMCH also manufactures and distributes a variety of dialysis products and equipment. For the fiscal year ending December 31, 2013, FMCH reported a net worth of $7.5 billion, net revenues of $9.4 billion and net income of $789 million. FMCH is a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA, a German partnership, whose shares are traded on the New York Stock Exchange under the symbol FMS and files reports with the SEC that are available online at www.sec.gov and on its corporate website at www.fmcna.com.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property.  Financial information of the tenant is presented in the last paragraph of Item 2.01.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Partnership’s balance sheet and income statement.  The following narrative description is furnished in lieu of the pro forma statements:

Assuming the Partnership had acquired the property on January 1, 2013, the Partnership’s Real Estate Held for Investment would have increased by $2,360,000 and its Current Assets (cash) would have decreased by $2,360,000.

For the year ended December 31, 2013, Income from Operations would have increased $77,831 representing an increase in rental income of $163,184 and an increase in depreciation and amortization expense of $85,353.  For the nine months ended September 30, 2014, Income from Operations would have increased $58,373, representing an increase in rental income of $122,388 and an increase in depreciation and amortization expense of $64,015.

The net effect of these pro forma adjustments would have caused Net Income to increase from $815,592 to $893,423 and from $1,161,583 to $1,219,956, which would have resulted in Net Income of $40.95 and $56.89 per Limited Partnership Unit outstanding for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibits.

Exhibit 10.1 – Assignment of Purchase Agreement dated December 1, 2014 between the Partnership and AEI Property Corporation.

Exhibit 10.2 – Assignment and Assumption of Lease dated December 3, 2014 between the Partnership and Professional Center Associates, Limited Partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI Net Lease Income & Growth Fund XX
Limited Partnership

	By:	AEI Fund Management XX, Inc.
	Its:	Managing General Partner

Date: December 8, 2014	By:	/s/ PATRICK W KEENE
Patrick W. Keene
Chief Financial Officer